Exhibit 99.1
FDIC Approves Investors Bank's Acquisition of 8 Berkshire Bank Branches in New Jersey and Eastern Pennsylvania

Short Hills, N.J. - (PRNewswire) - August 2, 2021. Investors Bancorp, Inc. (NASDAQ: ISBC) (“Investors Bancorp”), the parent company of Investors Bank, announced today that the Federal Deposit Insurance Corporation has approved Investors Bank's acquisition of the eight New Jersey and eastern Pennsylvania branches of Berkshire Bank, the wholly-owned subsidiary of Berkshire Hills Bancorp, Inc. (NYSE: BHLB).
The acquisition is expected to be completed on August 27, 2021, subject to the satisfaction of a number of customary closing conditions set forth in the definitive purchase and assumption agreement dated as of December 2, 2020 between Investors Bank and Berkshire Bank. With receipt of the FDIC approval, all required regulatory approvals for the transaction have been received by Investors Bank. The transaction includes the assumption and acquisition of approximately $633 million of deposits and $253 million of consumer and commercial loans, together with the related operations.
About Investors Bancorp, Inc.
    Investors Bancorp, Inc. is the holding company for Investors Bank, which operates from its corporate headquarters in Short Hills, New Jersey and 146 branches located throughout New Jersey and New York.
Forward Looking Statements
    This communication contains forward-looking statements with respect to the proposed mergers that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Investors Bancorp assumes no obligation for updating any such forward-looking statements at any time.
Investor Relations Contact
Investors Bancorp, Inc.
Contact: Marianne Wade
(973) 924-5100
investorrelations@investorsbank.com